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                                                                   EXHIBIT 10.25



                              EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT, made as of this 11th day of December, 2002, by and between Natco Group Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "NATCO"), and Patrick
M. McCarthy (hereinafter referred to as "the Executive").

                                   WITNESSETH

       WHEREAS, NATCO's Board of Directors (the "Board") has determined that it is in the best interests of NATCO and its stockholders to ensure that NATCO and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

       WHEREAS, NATCO desires to continue the Executive in the employment capacity hereinafter set forth and the Executive agrees to accept such employment on the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between NATCO and the Executive as follows:

       1.     Capacity and Services.

              (a) NATCO hereby agrees to continue to employ the Executive and the Executive hereby agrees to accept such employment by NATCO as President of NATCO on the terms and conditions set forth herein. The employment of the Executive pursuant to this Employment Agreement shall commence on December 11, 2002 and continue through the Period of Active Employment, as defined in Paragraph 1(e) of this Employment Agreement. In his capacity as President of NATCO, the Executive shall assume such responsibilities, perform such duties, and have such authority, as may from time to time be assigned or delegated by the Board of Directors of NATCO (the "Board") or the Chief Executive Officer of NATCO (the "CEO"), consistent with the Executive's position. The Executive agrees to perform such duties in accordance with the By-laws of NATCO, the instructions of the CEO and the Board, and NATCO's policies.

              (b) The Executive shall devote his full business time to his duties hereunder, provided, however, that the foregoing shall not prevent the Executive from serving as a member of the board of directors of a corporation if the Board, or the appropriate Committee thereof, determines in its sole discretion that such membership is not adverse to the interests of NATCO. Subject to the foregoing, the Executive shall not engage in any business activities that are directly or indirectly competitive with any business then conducted by NATCO or any of its affiliated companies.


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              (c) The Executive may be an investor, shareholder, joint venturer, or partner (hereinafter referred to as an "Investor") in any enterprise, association, corporation, joint venture or partnership (hereinafter referred to as an "Investment"), provided, however, that any such Investment does not (i) violate NATCO's conflict of interest policy as in effect from time to time, (ii) require the Executive's involvement in the management (except service on boards of directors to the extent permitted by Paragraph 1(b) of this Employment Agreement) or operation of such Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment, as would any prudent Investor) or (iii) interfere with the performance of the Executive's duties and obligations hereunder.

              (d) The Executive shall fully and faithfully discharge his duties under the direction of the Board.

              (e) "Period of Active Employment", as used herein, shall mean the period beginning on December 11, 2002 and terminating on the date on which the first of the following events occurs:

                  (i)    The death of the Executive;

                  (ii) The Disability of the Executive, as provided in Paragraph 7 of this Employment Agreement;

                  (iii) The termination of the Executive's employment, as provided in Paragraph 13 of this Employment Agreement; or

                  (iv) Expiration of the Term of this Employment Agreement, as provided in Paragraph 2 hereof (or as such expiration may be extended pursuant to Paragraph 3 hereof).

       2.     Term of Employment.

              The term ("Term") of this Employment Agreement shall commence on December 11, 2002 (the "Commencement Date") and unless extended or terminated earlier as provided hereunder, shall continue through the third anniversary of the Commencement Date.

       3.     Term Extension.

              Commencing on the anniversary of the Commencement Date (the "Extension Date") and on each subsequent Extension Date each year thereafter, the Term of this Employment Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such Extension Date, NATCO shall have given notice that it does not wish to extend this Employment Agreement. Notwithstanding the foregoing, upon the occurrence of a Change in Control, as defined in Paragraph 13 hereof, during the Term of this Agreement, including any extensions thereof, this Employment Agreement shall automatically be extended until the end of the Effective Period, as defined in Paragraph 13 hereof, and may not be terminated by NATCO during such time.



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       4.     Compensation and Benefits.

              (a) During the Period of Active Employment, NATCO shall pay to the Executive as base compensation for his services hereunder, a base salary of $275,000 per annum ("Base Salary"), payable in arrears and subject to increase from time to time at the sole discretion of the Board. Amounts payable shall be reduced by standard withholding and other authorized deductions.

              (b) During the Period of Active Employment, the Executive shall have the right to participate in any of NATCO's fringe benefit and insurance plans presently in effect or that may be established for the benefit of executives of NATCO. NATCO reserves the right to modify, suspend or discontinue any or all such plans or benefits at any time without recourse by the Executive.

              (c) The Executive shall be entitled to take vacation in accordance with NATCO's policy and practices for senior executives.

              (d) During the Period of Active Employment, NATCO shall, upon receipt of appropriate itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for any reasonable and actual costs of leasing an automobile for the Executive's business and private use during the Period of Active Employment ("Monthly Automobile Lease Cost"). The make, model, color and year of the leased automobile described herein may be selected by the Executive. In addition to reimbursement of the Monthly Automobile Lease Cost, during the Period of Active Employment, NATCO shall, upon receipt of itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for his reasonable and necessary expenses, including maintenance, repairs, gasoline and insurance, incurred in the operation of the leased automobile described herein.

       5.     Bonus Compensation.

              (a) During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive Bonus Compensation pursuant to the Natco Group Inc. Target Bonus Plan (the "Bonus Plan"), which Bonus Compensation shall be payable at the time and in the manner provided for (or elected) under the terms of the Bonus Plan. For these purposes, Executive's "target" annual bonus will be 60% of his Base Salary. The Board will determine, annually, the criteria which determine "target" performance.

              (b) In the event the Executive is employed by NATCO under the terms and conditions of this Employment Agreement for a period less than any full fiscal year and the Executive's employment with NATCO has been terminated due to the Executive's death or Disability pursuant to Section 13(a), or by NATCO without Cause or by the Executive for Good Reason pursuant to Paragraph 13(d) hereof, any Bonus Compensation payable to the Executive under Paragraph 5(a) of this Employment Agreement shall be prorated accordingly. If the Executive terminates his employment without Good Reason as provided in Paragraph 13(b) hereof or NATCO terminates the Executive's employment for Cause as provided in Paragraph 13(c) hereof, the Executive shall not be eligible for any Bonus Compensation under this Employment Agreement for the year in which such termination occurs.



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              (c) Any Bonus Compensation payment to which the Executive is entitled under the terms of Paragraph 5(a) of this Employment Agreement shall be paid to the Executive as soon as practicable after financial statements have been prepared for the fiscal period to which such Bonus Compensation payment relates, but no later than ninety days from the date such financial statements shall have been prepared.

              (d) During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive additional bonus payments as the Board deems appropriate in its sole and absolute discretion.

              (e) All references to Bonus Compensation herein are to the gross amounts thereof. NATCO shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law now in effect or which may become effective any time during the term of this Employment Agreement.

       6.     Certain Expenses Incident to Employment.

              Subject to such rules and procedures as from time to time are specified by NATCO or the Board, NATCO agrees to reimburse the Executive for travel, entertainment or other reasonable business expenses or disbursements incurred ordinarily by the Executive as part of and in connection with the performance of his duties under this Employment Agreement.

       7.     Disability.

              "Disability" or "Disabled", as used in Paragraphs 1(e) and 13(a) of this Employment Agreement, shall mean a physical or mental incapacity of the Executive which has prevented him from performing the duties customarily assigned him by the Board for ninety (90) days, whether or not consecutive, out of any twelve (12) consecutive months and which thereafter can reasonably be expected, in the judgment of a physician selected by NATCO, to continue.

       8.     Agreement Not to Compete.

              (a) Except as otherwise provided by this Employment Agreement, the Executive hereby agrees that, during the Period of Active Employment, the Executive will not directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly-held corporation of which the Executive owns less than one percent of any class of outstanding securities), or as a director, officer, principal agent, employer, advisor, consultant, copartner, or in any individual or representative capacity, either for his own benefit or for the benefit of any other person, firm, corporation or other entity, engage in any business that is in competition with NATCO or any of its affiliated companies.

              (b) In view of the unique and valuable services it is expected the Executive will render to NATCO, Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of NATCO and its customers and suppliers and similar knowledge regarding NATCO it is expected that the Executive will obtain, and in consideration of the compensation to be received under this Paragraph 8, Executive agrees that in the event his employment with NATCO is terminated by NATCO without Cause (as defined in Paragraph 13(j)(i) hereof or by the Executive for Good Reason as defined in Paragraph 13(j)(v) hereof) during the Effective Period (as defined in Paragraph 13(j)(iv) hereof), he will not, directly or


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indirectly for a period beginning on the date of termination and ending on the first anniversary of such date of termination:

                     (i) serve as an officer, director, employee, principal, partner, agent, independent contractor or consultant of or for, or otherwise have a financial interest in, any Prohibited Business (as defined below) which sells or offers to sell products or services in competition with the NATCO or any of its subsidiaries or affiliates in the Geographic Territory (as defined below); provided that this covenant will not prevent Executive from purchasing or owning not more than one percent (1%) of any class of securities of any corporation, whether or not such corporation is a Prohibited Business;

                     (ii) sell or offer to sell to any Person in the Geographic Territory any goods or services of any type then sold or offered by NATCO or any of its subsidiaries or affiliates;

                     (iii) otherwise intentionally interfere with or cause a reduction or termination of the business between NATCO or any of its subsidiaries or affiliates and any customer or prospective customer of NATCO or any of its subsidiaries or affiliates;

                     (iv) hire or attempt to hire any person employed or engaged by NATCO or any of its subsidiaries or affiliates or encourage or solicit any such person to terminate his or her employment or engagement with NATCO or such subsidiary or affiliate of NATCO;

                     (v) intentionally interfere with or cause a reduction or termination of the business relationship between NATCO or any of its subsidiaries or affiliates and any business which supplies or supplied goods or services to NATCO or its subsidiaries or affiliates; or

                     (vi) make any public statement which is either intended to be or reasonably likely to be injurious or detrimental to NATCO or any of its subsidiaries or affiliates or which is derogatory to any current or former director, officer or employee of NATCO or any of its subsidiaries or affiliates.

              (c) The Executive acknowledges and agrees that, given the nature of the businesses in which NATCO and its subsidiaries and affiliates are engaged and given his past service as President of NATCO, the restrictive covenants contained above are reasonable in the sense that they are no greater than is necessary to protect the legitimate interests of NATCO and not unduly harsh and oppressive in curtailing the Executive's legitimate efforts to earn a livelihood. The parties therefore intend that these restrictive covenants be enforced to the fullest extent permitted by applicable law. Each of these restrictive covenants is a separate and independent contractual provision.


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              (d) For purpose of this Agreement, "Prohibited Business" means any
Person that is in competition with NATCO or any of its subsidiaries or affiliates in the oil and gas process equipment business; "Geographic Territory" means the United States of America; and "Person" means any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, individual or other entity.

              (e) In consideration of the restrictive covenants set forth in this Paragraph 8, NATCO shall pay in a lump sum to the Executive, on or within thirty (30) days after the Executive's date of termination of employment, cash in an amount equal to the Executive's Base Salary in effect on the date of termination.

       9.     Intangible and Other Property Rights.

              (a) All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know-how (the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by the Executive hereunder shall, as between the parties hereto, be and remain the sole and exclusive property of NATCO for any and all purposes and uses whatsoever, and the Executive shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results or proceeds therefrom. The Executive will, at the request of NATCO, execute such assignments, certificates and other instruments as NATCO may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to any of the foregoing.

              (b) The Executive agrees that all "Intangible Property", materials, books, files, reports, correspondence, records and documents (collectively "NATCO Material") used, prepared or made available to the Executive in the course of rendering his services to NATCO hereunder shall remain the property of NATCO. At the end of the Period of Active Employment, all NATCO Material shall be returned immediately to NATCO.

       10.    Confidentiality.

              The Executive shall hold in a fiduciary capacity for the benefit of NATCO all secret or confidential information, knowledge or data relating to NATCO and its affiliates, which shall have been obtained by the Executive during his employment by NATCO and which shall not be public knowledge. After termination of the Executive's employment with NATCO, he shall not, without the prior written consent of the Board, communicate or divulge any such information, knowledge or data to anyone other than the Board and those designated by the Board.

       11.    Rights and Remedies Upon Breach.

              (a) The Executive hereby acknowledges and agrees that the provisions contained in Paragraphs 8, 9, and 10 of this Agreement (the "Restrictive Covenants"), are reasonable and valid in duration and in all other respects. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to


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the invalid portions. If any restriction contained in Paragraphs 8, 9 or 10 hereof is deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such termination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

              (b) If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, NATCO will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to NATCO under law or in equity:

                  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to NATCO and that money damages would not provide an adequate remedy to NATCO.

                  (ii) Accounting. The right and remedy to require the Executive to account for and pay over to NATCO all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                  (iii) Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Agreement to the Executive or the Executive's Beneficiary from and after the commencement of such breach by the Executive.

       12.    Notice of Termination.

              (a) Any termination of the Executive's employment by NATCO, or by any affiliate of NATCO by which the Executive is employed, for Cause or by the Executive for Good Reason, both terms as defined in Paragraph 13 hereof, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Paragraph 25 of this Employment Agreement. For purposes of this Employment Agreement, a Notice of Termination for termination of employment for Cause or Good Reason means a written notice which (i) is given at least thirty
(30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Employment Agreement relied upon; (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; (iv) specifies the employment termination date; and
(v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.


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              (b) A Termination of Employment of the Executive will not be deemed to be for Cause, as defined in Paragraph 13 hereof, unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in Paragraph 13(j)(i) hereof, and specifying the particulars of such conduct.

              (c) A Termination of Employment of the Executive will not be deemed to be for Good Reason, as defined in Paragraph 13 hereof, unless the Executive gives the Notice of Termination provided for herein within twelve (12) months after the Executive has actual knowledge of the act or omission of NATCO constituting such Good Reason.

       13.    Termination of Employment.

              (a) Termination Upon Death or Disability of Executive. If the Executive dies or becomes Disabled during the Term hereof, this Employment Agreement will terminate in accordance with Paragraph 1(e) hereof; provided, however, that in any such event, NATCO will pay to the Executive, or to his estate or designated beneficiary, as the case may be, (i) a lump sum in cash equal to the Executive's Base Salary through the date of termination, to the extent not theretofore paid, and (ii) such other benefits that have vested in the Executive at the time of such termination as a result of his participation in any benefits plans of NATCO or any of its affiliates, in accordance with and subject to the provisions of such plans. Any bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the Bonus Plan, will be paid to the Executive, or to his estate or designated beneficiary, as the case may be, in accordance with the terms of the Bonus Plan.

              (b) Termination by the Executive. If the Executive terminates this Employment Agreement for any reason other than Good Reason, as defined below, NATCO shall have no further obligations or responsibilities hereunder (except for Base Salary amounts earned but not yet paid to the Executive through the date of the Executive's termination) and the Executive shall not be entitled to receive any Bonus Compensation pursuant to Paragraph 5(a) of this Employment Agreement nor any severance pay specified in any severance plan or policy that NATCO presently has in effect or may establish in the future for employees of NATCO. Any Bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan. Any benefits that have vested in the Executive at the time of such termination as a result of his participation in any of NATCO's benefit plans will be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans.

              (c) Termination for Cause. NATCO has the right, at any time during the Term of this Employment Agreement, subject to all of the provisions hereof, and exercisable by serving a Notice of Termination in accordance with Paragraph 12 above, to terminate the Executive's employment under this Employment Agreement and discharge the Executive for Cause. If such right is exercised, the obligations of NATCO to the Executive will be limited solely to payment by NATCO of unpaid Base Salary accrued, and subject to the provisions of the applicable benefit plans, any benefits vested, up to the effective date specified in the Notice of Termination, and the Executive shall not be entitled to receive any Bonus Compensation pursuant to Paragraph 5(a) hereof or any


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severance pay specified in any severance plan or policy that NATCO presently has in effect or may establish in the future for employees of NATCO. Any Bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan.

              (d) Termination by NATCO Without Cause or by the Executive for Good Reason. NATCO has the right, at any time during the Term, subject to all of the provisions hereof, to terminate the Executive's employment under this Employment Agreement and discharge the Executive without Cause. Furthermore, notwithstanding any other provision of this Employment Agreement, the Executive's employment under this Agreement may be terminated at any time during the Term by the Executive for Good Reason. In the event of termination of employment either by NATCO without Cause or by the Executive for Good Reason prior to the occurrence of a Change in Control, the Executive shall be entitled to severance pay in accordance with any severance plan or policy that NATCO then has in effect. Any bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan.

              (e) Termination of Employment following a Change in Control. If, during the Effective Period, as defined herein, NATCO terminates the Executive's employment other than for Cause or the Executive terminates his employment with NATCO for Good Reason, NATCO will pay the following to the Executive as soon as practicable following the date of termination, but in no event later than thirty
(30) days, or such period otherwise specifically provided, thereafter:

                  (i) cash in the amount of the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, including amounts due for accrued but unused vacation time;

                  (ii) cash in the amount of the Bonus Compensation earned by the Executive under the Bonus Plan in accordance with its terms through the date of termination, based on NATCO performance through such date and prorationed by multiplying such Bonus Compensation by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, payable no later than sixty (60) days following the date of termination;

                  (iii) cash in an amount equal to the product of two times the Executive's Base Salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable in a lump sum;

                  (iv) a lump sum cash amount equal to the product of three times the target Bonus Compensation at the greater of (A) the target Bonus Compensation in effect at the time Notice of Termination is given or (B) the target Bonus Compensation in effect immediately preceding the Change in Control;


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                     (v)    the continuation of the provision of health
                            insurance, dental insurance and life insurance benefits for a period of three years following the date of termination to the Executive and the Executive's family at least equal to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of NATCO as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the date of termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility;

                     (vi) any and all deferred Bonus Compensation under the Bonus Plan at the time and in the manner provided for (or elected) under the terms of the Bonus Plan.

              If, during the Effective Period as defined herein, NATCO terminates the Executive's employment for Cause, or the Executive terminates his employment without Good Reason, NATCO's obligations and responsibilities to the Executive under this Employment Agreement are limited to those stated in Paragraphs 13(b) and 13(c), as the case may be.

              (f) "Compensation" Under Retirement Plans. Any and all amounts paid under Paragraph 13 of this Employment Agreement in the amount of or otherwise in respect of the Executive's Base Salary and Bonus Compensation, whether or not deferred under a deferred compensation plan or program, are intended to be and will be "Compensation" for purposes of determining Compensation under any and all retirement plans sponsored or maintained by NATCO or by any affiliate controlled by NATCO.

              (g) Effect of Death. In the event of the Executive's death following the Executive's date of termination, but prior to the payment of any severance payments and benefits provided under this Paragraph 13, if any, such payments and benefits will be paid to the Executive's beneficiary.

              (h) Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under Paragraph 13 of this Employment Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Employment Agreement, the amount of any payment provided for under Paragraph 12 of this Employment Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

              (i) Stock Options. The benefits provided under Paragraph 13 of this Employment Agreement are intended to be in addition to the value of any options to acquire common stock of NATCO awarded to the Executive under the Natco Group Inc. 1998 Stock Incentive Plan


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and the Natco Group Inc. 2001 Stock Incentive Plan (collectively the "Stock
Plans") and any other incentive or similar plan or agreement heretofore or hereafter adopted by NATCO. Notwithstanding the terms of the Stock Plans, any other incentive plan or agreement, or any award agreement evidencing awards of stock options to purchase stock of NATCO, all outstanding stock options held by the Executive shall fully vest as of the date of the Change in Control and become immediately exercisable in accordance with their terms; provided, however, that if NATCO terminates the Executive's employment other than for Cause or the Executive terminates employment with NATCO for Good Reason during the Effective Period, then such stock options shall be exercisable for the longer period of (A) three months after the Executive's date of termination or
(B) eighteen months after the effective date of the Change in Control, unless the term of the stock options expires before the end of such longer period, in which case the stock option shall be exercisable until the expiration of its term.

              (j) Definitions. The following terms shall have the meanings ascribed to them as follows:

                     (i)    "Cause" means:

                            (A) the Executive's willful and continued failure to substantially perform the Executive's duties with NATCO or its affiliates, as provided in this Employment Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by NATCO which specifically identifies the manner in which NATCO believes that the Executive has not substantially performed his or her duties;

                            (B) the final conviction of the Executive, or an entering of a guilty plea or a plea of no contest by the Executive, to a felony or of a misdemeanor involving moral turpitude; or

                            (C) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to NATCO; or

                            (D) a material breach by the Executive of the terms of this Employment Agreement.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of NATCO or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to NATCO or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of NATCO and its affiliates.

                     (ii) "Change in Control" means the occurrence of any one of the following events:

                            (A) NATCO is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity);

                            (B) NATCO sells, leases or exchanges, or agrees to sell, lease or exchange, all or substantially all of its assets to any other person or entity;

                            (C)    NATCO is to be dissolved and liquidated;

                            (D) any person or entity, including a "group" as contemplated by Paragraph 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of NATCO's voting stock (based upon voting power); or

                            (E) as a result of or in connection with a contested election of Directors, the persons who were Directors of NATCO before such election shall cease to constitute a majority of the Board.

                     (iii) "Director means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date of this Agreement or who is elected to the Board after such date.

                     (iv) "Effective Period" means the 36-month period following a Change in Control.

                     (v) "Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

                            (A) the assignment to the Executive of any duties inconsistent with the Executive's position, including any material change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NATCO or the Executive's employer promptly after receipt of notice thereof given by the Executive;

                            (B) a reduction by NATCO or the Executive's employer of the Executive's Base Salary;

                            (C) the relocation of the Executive's office to a location more than 35 miles from its location on the Commencement Date;

                            (D) following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by NATCO or any of its affiliates or successors to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Change in Control, or (B) the taking of any action by NATCO or any of its affiliates or successors which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or

                            (E) following a Change in Control, the failure of NATCO or the affiliate of NATCO by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of NATCO's obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of NATCO or such affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of NATCO or such affiliate.

                            (F) any purported termination of the Executive's employment by NATCO which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 12 hereof; and for purposes of this Employment Agreement, no such purported termination shall be effective.

                            (G) a termination of employment by the Executive for any reason or no reason at all during the 30-day period immediately following the first anniversary of a Change in Control, which shall be deemed to be a termination for Good Reason.

                            For purposes of this Employment Agreement, any determination of "Good Reason" made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive.

       14.    Limitation of Benefits.

              (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by NATCO to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. The Executive may select the Payments to be limited or reduced.

              (b) All determinations required to be made under this Paragraph 14, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to the NATCO and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by NATCO. For purposes of this paragraph, "Independent Tax Counsel" will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by NATCO and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by NATCO. Any determination by the Independent Tax Counsel shall be binding upon NATCO and the Executive. If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Paragraph 14 ("Underpayment"), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by NATCO to or for the benefit of the Executive. If, however, Payments hereunder have not been sufficiently limited by this Section 14, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon the Executive (the "Overpayment"), then the Executive shall notify NATCO in writing within fifteen
(15) days of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Executive of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by the Executive by or for the benefit of NATCO so as to properly prevent the imposition of the Excise Tax.

       15.    Representation and Warranty.

              The Executive hereby represents and warrants that the execution and performance of this Employment Agreement will not result in or constitute a default, breach or violation, or an event which, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement ..or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or his property is bound.

       16.    Rights and Waivers.

              All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies under this Employment Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

       17.    Non-Assignability of Executive's Duties.

              This Employment Agreement is personal to the Executive and, with the exception of the Executive's rights to compensation and benefits hereunder, which may be transferred by will or operation of law, this Agreement shall not, without the prior written consent of the Board, be assignable by the Executive.

       18.    Savings Clause.

              If any provision of this Employment Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Employment Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Employment Agreement are declared to be severable.

       19.    Construction.

              Each party has cooperated in the drafting and preparation of this Employment Agreement. Hence, in any construction to be made of this Employment Agreement, the same shall not be construed against any party on the basis of that party being the "drafter."

       20.    Entire Agreement.

              This Employment Agreement supersedes all prior agreements between the parties concerning the subject matter hereof, other than any and all promissory notes entered into by and between the Executive and NATCO, and this Employment Agreement constitutes the entire Employment Agreement between the parties with respect thereto. This Employment Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and this Employment Agreement has not been executed in reliance upon any representation or promise except those contained herein.

       21.    Paragraph Headlines.

              The paragraph headings and captions of this Employment Agreement are for reference purposes only, are not part of the provisions hereof and shall not erect in any way the meaning or interpretation of this Employment Agreement.

       22.    Governing Law.

              This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

       23.    Arbitration.

              Any dispute between the parties to this Employment Agreement relating to or in respect of this Employment Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Employment Agreement, shall be submitted to, and resolved exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Such arbitration shall take place in Houston, Texas. Arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after such dispute has arisen. The prevailing party in such an arbitration proceeding shall be entitled to recover reasonable attorneys' fees, all reasonable out-of-pocket costs and disbursements, as well as any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators.

       24.    Enforcement of Arbitration Award.

              In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Employment Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys' fees.

       25.    Notices.

              All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              If to the Executive, to him at:

              Patrick M. McCarthy
              14214 Whispering Lake Ct.
              Cypress, Texas  77429


              If to NATCO, to it at:

              Brookhollow Central III
              2950 North Loop West, Suite 750
              Houston, Texas 77092
              Attention: Chief Financial Officer

              With a copy to:
              O'Melveny & Myers LLP
              Citigroup Center
              153 East 53rd Street
              New York, New York  1022-4611

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications hereunder shall be effective when actually received by the addressee.

       26.    Legal Counsel.

              In entering into this Employment Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Employment Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

              In witness whereof, the parties hereto have executed this Agreement as of the date first above written.


On behalf of
NATCO GROUP INC.                              PATRICK M. MCCARTHY

By: /s/ J. Michael Mayer                      /s/ Patrick M. McCarthy
   -----------------------------              --------------------------

Title: Senior Vice President and
       Chief Financial Officer
      --------------------------



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